Filed Pursuant to Rule 424(b)(3)
Registration No. 333-152700

Prospectus Supplement No. 7 to

Prospectus Dated August 12, 2011

Tree.com, Inc.

3,678,664 Shares of Common Stock, Par Value $0.01 Per Share

This prospectus supplement no. 7 supplements and amends information in the prospectus dated August 12, 2011 (the “Prospectus”).  You should read this prospectus supplement in conjunction with the Prospectus.  This supplement is qualified by reference to the Prospectus, except to the extent that the information herein supersedes the information contained in the Prospectus.

This prospectus supplement includes our Current Report on Form 8-K dated and filed November 7, 2011 (other than the portions of such documents, if any, furnished to the Securities and Exchange Commission but not deemed to have been “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended).

As indicated under “Risk Factors” on page 4 of the Prospectus, in reviewing this prospectus supplement and the Prospectus, you should carefully consider the risks beginning on page 4 of the Prospectus and in any prospectus supplements to the Prospectus dated prior to the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

This supplement is part of the Prospectus and must accompany the Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

This date of this prospectus supplement is November 7, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2011

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On November 1, 2011, Tree.com, Inc. (the “Company”), through its subsidiary Home Loan Center, Inc. (“HLC”), entered into two amendments to its existing warehouse line of credit with Bank of America.  The amendments extend the existing Transaction Terms Letter through the earlier of (a) the closing of the sale of substantially all of the operating assets of HLC to Discover Bank and (b) January 30, 2012, and additionally provide that Bank of America may terminate the warehouse line at any time upon notice to HLC.  The amendments also modify certain pricing rates and certain financial covenants to be maintained by HLC.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 7, 2011

TREE.COM, INC.

By:	/s/ Christopher R. Hayek
Christopher R. Hayek
Senior Vice President and Chief Accounting Officer

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